                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act to 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e) (2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

NN, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)      Title of each class of securities to which transaction applies:
(2)      Aggregate number of securities to which transaction applies:
(3)      Per unit price or other underlying value of transaction
         computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)      Proposed maximum aggregate value of transaction:
(5)      Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement No.:
(3)      Filing Party:
(4)      Date Filed:

April 12, 2002

Dear Stockholder:

You are cordially invited to attend the 2002 Annual Meeting of NN, Inc., which will be held on May 16, 2002 at 10:00 a.m., local time, at the Greenville -
Spartanburg Airport Marriott, One Parkway East, Greenville, South Carolina,
29615.

The business to be conducted at the Annual Meeting is described in the attached
Notice of Meeting and Proxy Statement. You are urged to read the Proxy Statement carefully before completing the enclosed proxy card.

To assure your representation at the meeting, please mark, date and sign the proxy card and return it in the enclosed envelope at your earliest convenience, whether or not you plan to attend the meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you so desire.

Sincerely,

/s/ Roderick R. Baty
Roderick R. Baty
Chairman

                                    NN, Inc.

                             2000 Waters Edge Drive

                             Johnson City, TN 37604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of NN, Inc., a
Delaware corporation, will be held on May 16, 2002, at 10:00 a.m., local time, at the Greenville - Spartanburg Airport Marriott, One Parkway East, Greenville,
South Carolina 29615, for the following purposes:

(1)  To elect three Class III directors, each to serve for a term of three years;

(2)  To ratify the selection of KPMG LLP as the Company's independent auditor for the fiscal year ending December 31, 2002; and

(3)  To conduct such other business as properly may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE PROPOSALS.

Details regarding these matters are contained in the accompanying Proxy
Statement.

Holders of record of Common Stock at the close of business on March 25, 2002, are entitled to notice of and to vote at the Annual Meeting.

Please mark, date and sign the enclosed proxy card and return it in the envelope provided. You may revoke your proxy at any time before the votes are cast at the
Annual Meeting in accordance with the instructions given in the accompanying
Proxy Statement.

By Order of the Board of Directors,

/s/ William C. Kelly, Jr.
William C. Kelly, Jr.
Secretary

Johnson City, Tennessee
April 12, 2002

                                    NN, INC.

                                 PROXY STATEMENT

                                       FOR

                       2002 ANNUAL MEETING OF STOCKHOLDERS

         Proxies are being solicited by the Board of Directors of NN, Inc. (the
"Company"), in connection with the annual meeting of stockholders to be held on
May 16, 2002 at the Greenville - Spartanburg Airport Marriott, One Parkway East,
Greenville, South Carolina 29615 (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the foregoing Notice of
Annual Meeting of Stockholders (the "Notice"). Stockholders of record of the
Company's common stock, par value $.01 per share ("Common Stock"), as of the close of business on March 25, 2002, will be entitled to vote at the meeting. On
March 25, 2002 (the "Record Date"), 15,340,806 shares of Common Stock were issued and outstanding.

         The entire cost of this proxy solicitation is being paid by the
Company. In addition to solicitation by mail, officers and employees of the
Company, without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage houses, banks, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held by them of record and will be reimbursed by the Company for their expenses in so doing.

         The mailing address of the Company's executive office is 2000 Waters
Edge Drive, Johnson City, Tennessee 37604. This Proxy Statement and the form of proxy was mailed to stockholders on or about April 12, 2002.

Voting; Quorum; Proxies

         Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote of stockholders at the Annual
Meeting. A quorum for the conduct of business is established when the holders of at least a majority of the outstanding shares of Common Stock entitled to vote in the election of directors is present at the meeting or are represented by proxy. Representatives of the Company will serve as inspectors of election for the Annual Meeting.

         Shares represented by a properly executed proxy will be voted at the
Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly executed proxy will be voted for each of the nominees for election to the Board of Directors named herein and for the proposal to ratify the selection of KPMG LLP to serve as the Company's independent auditor for 2002.

         The Board of Directors does not now intend to bring before the Annual
Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual
Meeting. Should any such matter requiring a vote of the stockholders arise, the enclosed form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

         A proxy may be revoked at any time before it is exercised by delivery to the Secretary of the Company of a written revocation or a subsequently dated proxy and will be deemed revoked if the stockholder votes in person at the
Annual Meeting.

Voting Rights and Outstanding Shares

         Approval of Proposal I requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote on such matter. Abstentions (shares not voted by a stockholder present at the Annual Meeting) will be treated as "no" votes. Because directors are elected by a plurality of the votes cast, votes withheld will not affect the outcome of the election of directors.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

         The following table shows, as of March 25, 2002, the beneficial ownership of Common Stock by each director, each executive officer named in the
Summary Compensation Table, and all directors and executive officers as a group, in each case as reported to the Company by such persons.

                   Name and Address of             Number of Shares            Percentage
                  Beneficial Owner (1)          Beneficially Owned (2)   Beneficially Owned (2)
                  --------------------          ----------------------   ----------------------

Richard D. Ennen (3)                                    2,788,868                   18.2%
Michael D. Huff (3)                                       663,227 (4)                4.3%
James L. Earsley                                          224,428 (5)                1.5%
Roderick R. Baty                                          126,162 (6)                *
Frank T. Gentry III                                        66,611 (7)                *
Michael E. Werner                                          18,287 (8)                *
G. Ronald Morris                                           18,000 (9)                *
Steven T. Warshaw                                          15,000 (10)               *
David L. Dyckman                                           35,083 (11)               *
Robert R. Sams                                             23,783 (12)               *
William C. Kelly, Jr.                                      16,433 (13)               *
All directors and executive officers as a group         3,995,882                   26.0%
-------------------------------

*        Less than 1%

1.   The address of the beneficial owner is c/o NN, Inc., 2000 Waters Edge
     Drive, Johnson City, Tennessee 37604.

2.   Computed in accordance with Rule 13d-3.

3.   See Note 1 to "Security Ownership of Certain Beneficial Owners" below for a description of the stockholder group of which Messrs. Ennen and Huff are members.

4.   Includes 13,000 shares of Common Stock that Mr. Huff holds as an option to purchase and 225,000 shares of Common Stock registered in the name of Mr.
     Huff's wife.

5.   Includes 2,818 shares of Common Stock registered in the name of Mr.
     Earsley's son.

6.   Includes 123,767 shares of Common Stock that Mr. Baty holds as an option to purchase.

7.   Includes 35,050 shares of Common Stock that Mr. Gentry holds as an option to purchase.

8.   Includes 13,000 shares of Common Stock that Mr. Werner holds as an option to purchase and 5,287 shares of Common Stock reregistered in the name of
     Mr. Werner's wife.

9.   Includes 13,000 shares of Common Stock that Mr. Morris holds as an option to purchase.

10.  Includes 13,000 shares that Mr. Warshaw holds as an option to purchase.

11.  Includes 34,983 shares of Common Stock that Mr. Dyckman holds as an option to purchase.

12.  Includes 23,733 shares of Common Stock that Mr. Sams holds as an option to purchase.

13.  Includes 16,033 shares of Common Stock that Mr. Kelly holds as an option to purchase.

Security Ownership of Certain Beneficial Owners

         The following table sets forth the number of shares of the Company's
Common Stock beneficially owned by the only parties known to the Company's management to own more than 5% of the Company's Common Stock.

          Name and Address of                   Number of Shares                 Percentage
            Beneficial Owner                   Beneficially Owned             Beneficially Owned
            ----------------                   -------------------            ------------------
Stockholder Group Disclosed in Form 13D,          4,463,935  (1)                  29.0%
Filed on December 14, 2001

DePrince, Race & Zollo, Inc                       3,861,350  (3)                  25.2%
201 S. Orange Avenue
Suite 850
Orlando, FL 32801

Wellington Management Company, LLP                1,362,000  (2)(4)               8.9%
75 State Street
Boston, MA 02109

Royce & Associates, Inc.                            913,400  (5)                  6.0%
1414 Avenue of the Americas
New York, NY  10019

1.   The stockholder group, which filed a Form 13D on December 14, 2001, is comprised of the following individuals: Richard D. Ennen, Monica C. Ennen,
     Leonard Bowman, Janet M. Huff, Michael D. Huff, Gerald Bagierek, Deborah E.
     Bagierek and Charles Edmisten.

2.   Includes 837,000 shares for which Wellington Management Company, LLP, an investment adviser, reports shared voting power with the beneficial owners of such shares and 1,362,000 shares for which Wellington Management
     Company, LLP reports shared dispositive power with the beneficial owners of such shares. Wellington Management Company, LLP, holds all such shares on behalf of its clients and disclaims any economic interest in the shares.

3.   Amount based on Schedule 13G filed on February 11, 2002.

4.   Amount based on Schedule 13G filed on February 2, 2002.

5.   Amount based on Schedule 13G filed on February 8, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Common Stock, is required to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the Common Stock and reports of changes in beneficial ownership of the Common
Stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports.

         Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 2001, the Company is not aware of any instance of noncompliance with Section 16(a) by its directors, executive officers or owners of more than 10% of the Common Stock.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting. Each director so elected serves for a three-year term and until his or her successor is elected and qualified, subject to such director's earlier death, resignation or removal.

Nominees

         Three Class III directors will be elected to the Board of Directors at the Annual Meeting. The Company has nominated for election G. Ronald Morris,
Steven T. Warshaw and James L. Earsley, each of whom currently is a director.
Each of the nominees has indicated a willingness to continue to serve as a director if elected, but if any of them should decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other person who may be nominated as a replacement by the Board of
Directors. If no such other person is nominated as a replacement, the Board of
Directors will reduce the number of directors to be elected at the Annual
Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

                                   PROPOSAL II
                      RATIFICATION OF SELECTION OF AUDITORS

         The firm of KPMG LLP has been selected by the Board of Directors as the
Company's outside auditors for 2002. On November 27, 2000, the Company retained the services of KPMG LLP as its principal accountant to audit the Company's consolidated financial statements, replacing PricewaterhouseCoopers LLP. The decision to retain KPMG was based upon a reevaluation by the Company of its current professional relationships and was approved by the Company's Board of
Directors at the recommendation of the Company's Audit Committee. Although it is
not required to do so, the Board has determined that it is desirable to seek stockholders' ratification of the selection of KPMG LLP.

         During the Company's 1999 fiscal year and through November 27, 2000, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. PricewaterhouseCoopers LLP reports on the financial statements of the Company during 1999 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         At the Company's request, PricewaterhouseCoopers LLP furnished it with a letter addressed to the SEC stating that PricewaterhouseCoopers LLP agrees with the above statements. A copy of this letter was filed as Exhibit 16 to Form
8-K filed with the SEC on December 4, 2000.

         A representative of KPMG LLP is expected to be present at the Annual
Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

         Any stockholder proposal intended to be presented at next year's Annual
Meeting must be received by the Company at its executive offices not later than
December 13, 2002 in order to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting. All notices should be sent to NN,
Inc., Attention: Secretary, 2000 Waters Edge Drive, Johnson City, Tennessee
37604. If the proposal is received by the Company 45 days or fewer prior to the anniversary of the mailing date of this proxy statement, the persons named as proxy in the Company's 2002 proxy materials will have the discretionary authority to vote on the proposal or nominee in accordance with their best judgment without disclosure in this proxy statement of how they intend to vote on the proposal.

                         INFORMATION ABOUT THE DIRECTORS

         The following table sets forth the names of each current director
(including the nominees for election), their age, their years of service as a director, the year in which their current term expires and their current positions with the Company. The table is followed by a more detailed biographical description for each director.

                             Director        Term
Name                   Age    Since        Expires     Positions with the Company
----                   ---    -----        -------     --------------------------

Roderick R. Baty       48      1995          2003      Chairman of the Board, Chief Executive
                                                       Officer,    President and Director
Richard D. Ennen       74      1980          2003      Director
Michael D. Huff        54      1980          2004      Director
Michael E. Werner      57      1995          2004      Director
G. Ronald Morris       65      1994          2002      Director - nominee for re-election
Steven T. Warshaw      53      1997          2002      Director - nominee for re-election
James L. Earsley       56      1999          2002      Director - nominee for re-election

         Roderick R. Baty became President and Chief Executive Officer in July
1997 and was elected Chairman of the Board in September 2001. He joined the
Company in July 1995 as Vice President and Chief Financial Officer and was
elected to the Board of Directors to fill a vacant seat in August 1995. Prior to joining the Company, Mr. Baty served as President and Chief Operating Officer of
Hoover Precision Products from 1990 to January 1995, and as Vice President and
General Manager of Hoover Precision Products from 1985 to 1990.

         Richard D. Ennen is the principal founder of the Company and has been a director of the Company since its formation in 1980. He served as Chairman of the Board of the Company from its inception until September 2001, Chief
Executive Officer of the Company from its inception until 1997, and as President of the Company from its inception until 1990. Prior to forming the Company, Mr.
Ennen held various management and executive positions with Hoover Precision
Products, Inc. (formerly Hoover Universal, Inc.), a division of Tsubakimoto
Precision Products Co. Ltd, including Corporate Vice President and General
Manager of the ball and roller division. Mr. Ennen has over 40 years of experience in the anti-friction bearing industry.

        Michael D. Huff has served as a director of the Company since its formation in 1980. From 1980 until his retirement in January 1995, Mr. Huff served as the
Chief Financial Officer, Treasurer and Secretary of the Company. Before joining the Company, Mr. Huff served as a division controller of Hoover Precision
Products, Inc.

from 1975 until 1980. Mr. Huff is a member of the American Institute of
Certified Public Accountants and the Tennessee Society of Certified Public
Accountants.

         Michael E. Werner is a management consultant with Werner Associates, a management consulting firm that Mr. Werner co-founded in 1982 specializing in manufacturing companies. During the five years prior to starting his business,
Mr. Werner served as Director of Strategic Planning and Business Development for
the Uniroyal Chemical Company. He also has held positions with the New York
Central Company, Western Electric Company and the Continental Group.

         G. Ronald Morris retired during 1999 from Western Industries, Inc., a contract manufacturer of metal and plastic products. Mr. Morris had served as
President, Chief Executive Officer and director of Western Industries, Inc.
since July 1991. From 1989 to 1991, Mr. Morris served as Chairman of the Board of Integrated Technologies, Inc., a manufacturer of computer software, and from
1988 to 1989, he served as Vice Chairman of Rexnord Corporation, a manufacturer of mechanical power transmission components and related products, including anti-friction bearings. From 1982 to 1988, Mr. Morris served as President and
Chief Executive Officer of PT Components, Inc., a manufacturer of mechanical power transmission components and related products that was acquired by Rexnord
Corporation in 1988.

         Steven T. Warshaw served as President of Hexcel Schwebel, a global producer of advanced structural materials, from April 2000 to November 2001.
Prior to this position, he served from February 1999 as Senior Vice President of
Photronics, Inc., a global supplier to the semiconductor industry. From 1996 to
1999, he served as President of Olin Microelectronic Materials, a company supplying technologically advanced chemicals, products, and services to semiconductor manufacturers. Prior to his current position, Mr. Warshaw served in a variety of positions at Olin since 1974, including President of OCG
Microelectronic Materials and Vice President of Olin's Chemicals Division.

         James L. Earsley has spent his entire career with Industrial Molding
Corporation (IMC) and was Chairman of the Board at the time of the Company's acquisition of IMC on July 4, 1999.

Stockholders Agreement

         The Company and the persons who were stockholders of the Company prior to its initial public offering are parties to an agreement which provides that, so long as the Ennen family which includes the immediate family members and ex-spouse of Mr. Ennen, continues to hold at least 10 percent of the Common
Stock, in the event that Mr. Ennen for any reason ceases to serve as a director of the Company, such individuals will vote their shares of Common Stock in favor of a director nominee who is designated by the Ennen family. To the Company's knowledge, as of March 25, 2002, members of the Ennen family held, in the aggregate, approximately 20 percent of the outstanding shares of Common Stock, and the other parties to the Agreement held, in the aggregate, approximately 12%
percent of the outstanding shares of Common Stock, for a combined total of 32%.

Compensation of Directors

         Directors who are not employees of the Company are paid an annual retainer of $17,000 and a fee of $1,000 for each Board meeting attended, $750 for each committee meeting attended and $500 for each teleconference meeting attended. Directors who are employees of the Company do not receive any compensation for their service as directors. Directors may elect to defer some or all of the compensation they are provided by the Company. In addition, each
Director who is not an employee of the Company received 5,000 stock options on
September 17, 2001. The exercise price of the options was $8.09 per share, which was the closing price of the stock on Nasdaq on the date the option was granted.
The term of the options is ten years from the date of grant. These options become fully vested on September 17, 2002. In the event of termination of service due to death or disability, the options become fully vested. The Company also reimburses all directors for out-of-pocket expenses incurred in attending
Board and Committee meetings.

Committees of the Board

     Audit Committee. The Audit Committee of the Board of Directors consists of
Michael D. Huff, Michael E. Werner, and Steven T. Warshaw. The Audit Committee
is responsible for recommending the independent certified public accountants to be selected by the Board of Directors to conduct the annual audit of the books and accounts of the Company and for reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the Company's internal financial and accounting staff. The Audit Committee met two times in regards to 2001.

     Compensation Committee. The Compensation Committee of the Board of
Directors consists of G. Ronald Morris, Michael E. Werner, James L. Earsley and
Steven T. Warshaw. The Compensation Committee is responsible for reviewing and approving the Company's executive compensation policies and practices and supervising the administration of the Company's employee benefit plans, including the NN, Inc. Stock Incentive Plan. The functions of the Compensation
Committee are discussed in further detail in the section entitled "Report of the
Compensation Committee" herein. The Compensation Committee met one time in regards to 2001.

Attendance at Board and Committee Meetings

     The Board of Directors held six meetings in 2001. Each director of the
Company was present for all of the meetings of the Board of Directors and each
Committee on which such director served with the exception of one missed Board meeting by Richard D. Ennen.

                             EXECUTIVE COMPENSATION

         The following table sets forth for the years ended December 31, 1999,
2000 and 2001, certain information concerning the compensation paid for services rendered in all capacities by the Company, to each individual who served as the
Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company whose annual salary and bonus in 2001 exceeded
$100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 Long-Term
                                                                                Compensation
                                                                                   Awards
Name and                                                   Annual Compensation    --------    All Other
Principal                                                  -------------------    Options/  Compensation
Position                                          Year     Salary ($) Bonus ($)   SARs (#)     ($) (1)
--------                                          ----     ---------- ---------   --------     -------

Roderick R. Baty                                  2001     284,000         0        75,000     3,821(2)
 Chairman/Chief Executive Officer/President       2000     248,312    80,000       141,300     1,023
                                                  1999     210,137    45,000        85,000     1,057

Frank T. Gentry III                               2001     179,000         0        40,550     3,632(2)
Vice President - Manufacturing                    2000     152,252    38,000        57,450       770
                                                  1999     124,667    21,000        15,900       650

David L. Dyckman                                  2001     179,000         0        40,050     3,539(2)
Chief Financial Officer/Vice President            2000     161,202    38,000        32,950       633
                                                  1999     132,478    23,000        18,000       609

Robert R. Sams                                    2001     154,000         0        21,600     3,205(2)
Vice President - Market Services                  2000     136,200    29,000        32,400       640
                                                  1999     103,285    19,000        16,600       810

Richard D. Ennen                                  2001     140,763         0             0    99,869(2)(3)
Former Chairman                                   2000     200,604    40,000             0    42,220
                                                  1999     200,000    40,000             0    46,352

William C. Kelly, Jr                              2001     114,000         0        20,825     2,357(2)
Chief Accounting Officer/Secretary/Treasurer      2000     102,153    21,000        19,800       584
                                                  1999      83,077    15,000        11,225       567

6.   For all named executives other than Mr. Ennen, amounts for 2001 include
     $3,400, $3,400, $3,400, $3,080 and $2,280 in Company matching contributions under a "401(k)" savings plan for Messrs. Baty, Gentry, Dyckman, Sams and
     Kelly, respectively. This plan is open to substantially all of the
     Company's employees and officers who have met certain service and age requirements.

7.   Amounts reported for 2001 include $523, $5,237, $270, $133, $140 and $77 in premiums paid by the Company for supplemental life insurance for the benefit of Messrs. Baty, Ennen, Gentry, Dyckman, Sams and Kelly.

8.   The amount for 2001 includes $35,395 in premiums paid by the Company on a
     $1,200,000 life insurance policy for Mr. Ennen, the proceeds of which are payable to his named beneficiaries. Additionally, included in the amount is
     $59,237 that represents compensation paid to Mr. Ennen after he no longer served as Chairman of the Board from September 5, 2001 until December 31,
     2001.

                        OPTION GRANTS IN FISCAL YEAR 2001

         The following table sets forth information with respect to options granted during fiscal 2001 to Executive Officers named in the Summary
Compensation Table above.

                                                                                         Potential Realizable Value
                                                                                         At Assumed Annual Rates Of
                                                                                          Stock Price Appreciation
                                         Individual Grants                                  For Option Term (2)
                          Shares
                        Underlying      % Of Total Options
                     Options Granted   Granted To Employees  Exercise Price  Expiration
          Name             (#)            in Fiscal 2001      Per Share (1)    Date       5%            10%
          ----             ---               -----------       ---------       ----       --            ---
Roderick R. Baty          75,000                  18.9%         $ 8.09        9/17/11   $ 381,582     $ 967,003
Frank T. Gentry III       40,550                  10.2%         $ 8.09        9/17/11   $ 206,309     $ 522,828
David L. Dyckman          40,050                  10.1%         $ 8.09        9/17/11   $ 203,766     $ 516,381
Robert R. Sams            21,600                   5.4%         $ 8.09        9/17/11   $ 109,896     $ 278,497
William C. Kelly, Jr.     20,825                   5.3%         $ 8.09        9/17/11   $ 105,953     $ 268,504
Richard D. Ennen               0                    --             --            --         --            --

(1)      The exercise price is based on the Fair Market Value at the date of the grant of the option. The options have various vesting periods, ranging from one to three years, and the options terminate ten years from the date of grant, subject to earlier termination in certain conditions.
         The exercisability of the options is accelerated in the event of a change of control (as defined in the option agreements).

(2)      The amounts shown as potential realizable values are based on assumed annualized rates of appreciation in the price of Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Common Stock. There can be no assurance that the potential realizable values reflected in this table will be achieved.

                       AGGREGATED OPTION EXERCISES IN 2001
                           AND YEAR-END OPTION VALUES

         The following table sets forth certain information concerning stock option exercises during 2001 and option values at year-end, with respect to stock options granted to the executive officers named in the Summary
Compensation Table.

                                                                            Value of Unexercised
                                                                                In-The-Money
                                                     Number of Unexercised        Options
                            Shares                    Options at Year-End     at Year-End ($)
                         Acquired on        Value        Exercisable/           Exercisable/
Name                     Exercise (#)   Realized ($)     Unexercisable        Unexercisable(1)
----                     ------------   ------------     -------------        ----------------

Roderick R. Baty              0               -         123,767/177,533        $565,225/$604,501
Richard D. Ennen              0               -                -                     -
Frank T. Gentry III           0               -          35,050/78,850         $150,247/$258,899
David L. Dyckman              0               -          34,983/76,017         $158,421/$269,296
Robert T. Sams                0               -          23,733/46,867         $105,399/$161,231
William C. Kelly, Jr.         0               -          16,033/35,817          $72,380/$119,523

9.   On December 31, 2001, the market price of the Common Stock was $11.15 per share.

Employment And Change Of Control Agreements With Executive Officers

         Messrs. Baty, Gentry, Dyckman, Sams and Kelly have written employment agreements to serve in their respective positions until July 31, 2001, March 31,
2001, January 20, 2004, January 20, 2004 and January 20, 2004, respectively.
Each agreement extends automatically for successive one-year terms unless either party gives notice of termination. The Company may terminate each executive's employment with or without cause, but if terminated without cause, he would continue to receive his annual salary, paid on a monthly basis, for one year from the date of termination. Additionally, each executive officer has a written change of control agreement. These agreements state if an executive's employment is terminated within two years following a change of control as defined in the document that each executive will receive a lump sum payment of a multiple of his annual salary. The multiple for each of the executive officers is as follows: Mr. Baty - 2.5; Mr. Gentry - 2.0; Mr. Dyckman - 2.0; Mr. Sams - 2.0;
and Mr. Kelly 1.5. Additionally, certain benefits will continue to be paid by the Company to each executive officer for a period of time of 30 months, 24 months, 24 months, 24 months and 18 months for Messrs. Baty, Gentry, Dyckman,
Sams and Kelly, respectively. Each executive has also agreed to a non-competition agreement that ends two years after the conclusion of his employment with the Company.

                       BOARD OF DIRECTOR'S AUDIT COMMITTEE
                             REPORT TO STOCKHOLDERS

         In accordance with its written charter adopted by the Board of
Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has responsibility for preparation of the Company's financial statements and the independent auditors have responsibility for the examination of those statements. Each of the members of the Audit Committee meets the independence requirements of the NASDAQ Stock Market.

         The Audit Committee has reviewed and discussed with the Company's management and KPMG LLP, the Company's independent auditor, the audited financial statements of the Company for 2001; has discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61; has received from the independent auditors the written disclosures and letter required by Independence Standards No. 1; and has discussed with the independent auditor the auditor's independence, including whether KPMG LLP's provision of non-audit services to the Company was compatible with maintaining KPMG LLP's independence. Based on the review and discussions described above, the Audit
Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and
Exchange Commission.

                                       10

         On June 5, 2000, the Audit Committee presented to the Board and the
Board adopted a written charter for the Audit Committee.

                                Michael D. Huff
                                Michael E. Werner
                                Steven T. Warshaw

                        FEES PAID TO INDEPENDENT AUDITORS

Fees billed to the Company by KPMG LLP in fiscal year 2001 may be summarized as follows:

         Audit Fees. Audit fees billed or expected to be billed to the Company by KPMG LLP for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $310,221.

         Financial Information Systems Design and Implementation Fees. The
Company did not engage KPMG during fiscal year 2001 to provide services regarding financial information systems.

         All Other Fees. Non-audit fees billed to the Company by KPMG LLP for other non-audit related work performed in 2002 equaled $167,617 which included billings for tax consulting.

                      REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors is responsible for the oversight of the Company's compensation policies. The membership of the
Compensation Committee during 2001 consisted of G. Ronald Morris, Michael E.
Werner, Steven T. Warshaw and James L. Earsley. The report of the Committee on executive officer compensation for 2001 is set forth below.

Compensation Principles

         The goal of the Company is to structure its compensation arrangements for executive officers in a manner that will promote the Company's profitability and enhance stockholder value. In designing its compensation arrangements to achieve this goal, the Company is guided by the following objectives:

o    attracting and retaining qualified and dedicated executives who are essential to the long-term success of the Company;

o    providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including the Company's competitors;

o    tying a significant portion of an executive officer's compensation to the
     Company's and the individual's performance; and

o    directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements.

In 2001, the components of the Company's executive compensation arrangements consisted of salary, cash bonus opportunities and stock option awards pursuant to the Stock Incentive Plan.

                                       11

Executive Officer Compensation

As a general matter, the Company believes the interests of the Company and its stockholders are best served by developing and maintaining compensation policies that are consistent and market competitive with peer group industrial companies.
In this regard, the Compensation Committee of the Board of Directors commissioned an independent compensation and benefits consulting firm to conduct a review of the key executive positions within NN, Inc. This review incorporated twenty-two distinct executive positions and over thirty individual executives within the Company. The review benchmarked a peer group of public industrial companies using the following criteria: performance (revenue growth, EPS growth, return on net assets, return on equity, and total stockholder return), executive pay, annual incentive/bonus, benefits, and stock incentive awards. NN, Inc.'s performance and compensation plans were compared to the benchmarked companies for purposes of establishing a more structured compensation program in the
Company

The Committee directed Mr. Baty to develop revisions to the Company's compensation policies, (other than himself) based upon the recommendations of the review. The major changes included a formal salary grade structure that established five levels of executive compensation within the Company. Base salary ranges (low, mid and high) were established for each salary grade. In addition, the annual incentive bonus plan was formalized to include threshold, target, and maximum awards based upon pre-established financial performance criteria. For 2001, bonus objectives were established on the basis of achieving net income goals for each operating business unit and the total Company.

Salary

The salary levels for the Company's executive officers and managers are generally reviewed and determined biannually. On the basis of the overall economic recession and corresponding reductions in the Company's profitability in 2001, no adjustment to executive officer compensation occurred during 2001.
The Company also established a salary freeze in 2001 in response to the poor economic climate in the U.S. Increases in base compensation amounts outlined in the summary compensation table for 2001 are a result of full year adjustments to salaries that occurred in August 2000.

Annual Bonus

The Company's established objectives for net income were not achieved for 2001;
therefore no bonus payments were made to the named executive officers as set forth in the summary compensation table.

Stock Incentive Plan

Prior to its initial public offering in 1994, the Company adopted the stock incentive plan under which 1,125,000 shares of the Company's common stock have been reserved for issuance to executive officers and other key employees, as determined by the Compensation Committee. The stock incentive plan was amended at the 1999 and 2001 annual meetings by an affirmative vote of the holders of a majority of the outstanding shares of the common stock to increase the number of shares available for issuance pursuant to awards made under the plan from
1,125,000 to 1,625,000 and from 1,625,000 to 2,450,000 respectively.

The Company awarded options to purchase in aggregate 396,375 shares of common stock to five of its executive officers and other key employees during 2001.
With respect to the options awarded, the committee utilized a newly established structure based upon the following: recommendations from the independent compensation review, Mr. Baty's recommendations (other than himself), and rewards to such officers and other key employees for superior performance and to provide financial incentives for such officers and employees to continue to perform in a superior manner.

                                       12

Compensation of the Chief Executive Officer

         The Company's decisions regarding compensation of its Chief Executive
Officer are guided by the same policies and considerations that govern compensation of the Company's other executive officers. Mr. Baty's salary was set at a level that the Committee determined was appropriate in light of the
Company's performance.

Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes any public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its other executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. No formal policy has been adopted by the Company with respect to minimizing the risk that compensation paid to its executive officers will exceed the deduction limit. The Company does not anticipate that any compensation paid to its executive officers in 2001 will exceed the limit imposed by Section 162(m).

                                G. Ronald Morris
                                Michael E. Werner
                                Steven T. Warshaw
                                James L Earsley

                                PERFORMANCE GRAPH
         The following graph compares the cumulative total stockholder return on the Company's Common Stock (consisting of stock price performance and reinvested dividends) from December 31, 1996 with the cumulative total return (assuming reinvestment of all dividends) of (i) the Value Line Machinery Industry Stock
Index and (ii) the Standard & Poor's 500 Stock Index, for the period December
31, 1996 through December 31, 2001. The Value Line Machinery Industry Index is
an industry index comprised of 49 companies engaged in manufacturing of machinery and machine parts, a list of which is available from the Company. The comparison assumes $100 was invested in the Company's Common Stock and in each of the foregoing indices on December 31, 1996. There can be no assurances that the performance of the Common Stock will continue in the future with the same or similar trend depicted on the graph.

                                       13

NN, Inc.
Standard & Poors 500
Machinery
$250
$200
$150
$100
$50
$0
1996
1997
1998
1999
2000
2001
$100.00
$59.95
$41.08
$54.09
$74.49
$93.03
$133.23
$171.07
$205.77
$184.90
$160.79
$153.13
$130.82
$178.17
$183.35
$226.38

                                                     Cumulative Total Stockholder Return
                            Dec. 31, 1996   Dec. 31, 1997   Dec. 31, 1998 Dec. 31, 1999 Dec. 31, 2000  Dec. 31, 2001
                            -------------   -------------   ------------- ------------- -------------  --------

NN, Inc                         100.00          59.95           41.08         54.09         74.49         93.03
Value Line Machinery Index      100.00          153.13         130.82        178.17        183.35        226.38
Standard & Poor's 500           100.00          133.23         171.07        205.77        184.90        160.79

                                  ANNUAL REPORT

         The Company's 2001 Annual Report to Stockholders, which includes its
Annual Report on Form 10-K for the year ended December 31, 2001, is being mailed together with this Proxy Statement.

                                        By Order of the Board of Directors,

                                        /s/ William C. Kelly, Jr.
                                        William C.  Kelly, Jr.
                                        Secretary

                                       14

         STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY
CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL BE
HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                                       15

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HERIN
BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR THE RATIFICATION OF THE
SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Note: Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                     SIGNATURE (S)
                                                  -------------------------------

                                     DATE:
                                          ---------------------------------------

                                     SIGNATURE (S)
                                                  -------------------------------

                                     DATE:
                                          ---------------------------------------

                                    NN, Inc.
                    2000 Waters Edge Drive, Bldg. C., Ste. 12
                             Johnson City, TN 37604

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON MAY 16, 2002, AT THE GREENVILLE - SPARTANBURG AIRPORT MARRIOTT, ONE
PARKWAY EAST, GREENVILLE, SOUTH CAROLINA 29615.

The undersigned stockholder hereby appoints Roderick R. Baty and David L.
Dyckman each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE
STOCKHOLDER. IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR EACH OF THE
DIRECTOR NOMINEES AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS
INDEPENDENT AUDITORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES AND
FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.

Please mark your votes as indicated in the example |X|

1.   Election of Directors.

     Nominees: G. Ronald Morris, Steven T. Warshaw and James L. Earsley. For,
     except vote withheld from the following nominee(s).

         [ ] For           [ ] Withheld         [ ] For All Except _____________

2.   For ratification of the selection of KPMG LLP as independent auditors.

         [ ] For           [ ] Against          [ ] Abstain